February 7, 2020

{Via email}

Ms. Leah Sweet

Dear Leah:

On behalf of GoDaddy Inc. (“GoDaddy”) I am thrilled to offer you a position as a member of its Board of Directors (the “Board”) commencing after, and subject to, your nomination by the Nominating and Corporate Governance Committee, and appointment by the Board, further subject to:

(i)your obtaining any approvals that may be required by other Boards on which you serve (if applicable);
(ii)your successful completion of our D&O Questionnaire (attached) and its review by our counsel;
(iii)the completion of reference and formal background checks (which are already in progress).

Timing. We’ve included the contemplated timeline in connection with your appointment. Please note that completion and return of the D&O Questionnaire is critical to the process and if you could return it no later than Tuesday, February 4, that would be wonderful. Reference and background checks are underway, and we expect those to be completed by Friday, February 7.

Assuming the successful completion of these items to the satisfaction of GoDaddy, I will circulate final execution versions of the offer letter, director indemnification agreement, w-9 form and limited power of attorney (so that we can file certain SEC forms on your behalf) – next Friday, February 7. I’ll also circulate the necessary Board resolutions simultaneously, and we would officially announce your appointment to the GoDaddy Board in a press release that would drop on Monday, February 10.

Our VP of Communications, Karen Tillman will be in touch early next week with a draft of the proposed press release (as we assume PayPal’s communications team will need to approve it also). And, kindly forward a copy of your bio and headshot to me so we can ensure they are uploaded to our investor relations site.

Compensation. Leah, we value your knowledge, expertise and talent and have developed this offer to ensure you will be well compensated for the time and dedication you will bring not only to our Board, but to our Compensation Committee. You will be compensated for your Board and Committee member services in the form of both cash and equity as set forth in our Outside Director Compensation Policy (“Director Compensation Policy”)(attached). Under the Director Compensation Policy, you’ll receive an annual retainer of $50,000 and $12,000 for your service on the Board and Compensation Committee, respectively, as well as the RSU awards set forth below. (Both payments will be pro-rated for 2020 based on your anticipated February 10 appointment date.) In addition, you will be eligible to participate in our medical and dental benefits plan, should you be interested.

RSU Awards. Upon joining our Board, you will be granted an award of Restricted Stock Units (“RSUs”) valued at $220,000 (the “Initial Award”). The Initial Award vests on the one-year anniversary of the grant date, subject to your continued service through the applicable vesting date.

In addition, on the date of each annual meeting of stockholders (“Annual Meeting”) during your service on the Board, you will automatically be granted an additional award of RSUs valued at $220,000, provided that you have, as of the date of the Annual Meeting, been a Service Provider in excess of six (6) months (“Annual Award”). The Annual Award vests on the day prior to the date of the next Annual Meeting, subject to your continued service through the applicable vesting date. (Our next Annual Meeting is currently scheduled for June 3, 2020.)

The Initial Award and any Annual Award are subject to the terms of the Director Compensation Policy, our Outside Director Equity Ownership Guidelines for Non-Employee Directors (attached) and any plans or agreements referenced therein. You will also need to electronically acknowledge the Notice of Restricted Stock Unit Grant and Restricted Stock Unit Agreement (attached) in your e*Trade account after your appointment is official and your equity has been awarded. If you don’t have an e*Trade account, don’t worry; once everything is official, I’ll ensure someone from our equity team reviews it with you.

Expense reimbursement. You will be reimbursed for all reasonable expenses incurred by you in the performance of your duties in accordance with GoDaddy’s policies.

Indemnification. As with all our directors and executive officers, you will be afforded indemnity protections pursuant to our standard Director Indemnification Agreement (attached).

Compliance & EDGAR Codes. GoDaddy is a Delaware corporation and your rights and duties as a Board member are prescribed by Delaware law and our charter documents, as well as by the policies established by our Board from time to time and the rules and regulations of the U.S. Securities and Exchange Commission and the New York Stock Exchange. Upon appointment to the Board, you will become a Section 16 reporting person of GoDaddy, too; as such we will need your Edgar codes, so please send them to me sometime next week. If you don’t yet have Edgar codes, let me know and we will drive that process forward. You may also be requested to serve as a director of one or more of our subsidiaries in which case you may be subject to other laws while serving in such a capacity. In addition, please note that, as a director, you will be subject to the corporate policies of GoDaddy, including its Insider Trading Policy (attached).

No conflict. In accepting our offer, you are representing that you do not know of any conflict that would restrict you from becoming a director of GoDaddy. You also agree that, during the term of your service on the Board, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which GoDaddy or any of its affiliates is now involved or becomes involved during your service on the Board, nor will you engage in any other activities that conflict with your obligations to GoDaddy.

Confidentiality. During your service on the Board and thereafter, you agree to hold in strictest confidence, and not to use, except for the benefit of GoDaddy, or to disclose to any person, firm or corporation without written authorization of the Board, any Confidential Information of GoDaddy, except under a non-disclosure agreement duly authorized and executed by GoDaddy. “Confidential Information” means any non-public information that relates to the actual or anticipated business or research and development of GoDaddy and its affiliates (“GoDaddy Group”), business strategy, contemplated merger and acquisition activity, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding the GoDaddy Group’s products or services and markets therefore, customer lists and customers (including, but not limited to, customers of the GoDaddy Group on whom you called or with whom you became acquainted during the term of your directorship), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information. Confidential Information does not include any information which (i) was publicly known or made generally available prior to the time of disclosure by the GoDaddy Group to you; (ii) becomes publicly known or made generally available after disclosure by the GoDaddy Group to you through no wrongful action or omission by you; or (iii) is or was in your rightful possession, without confidentiality obligations, at the time of disclosure by the GoDaddy Group as shown by your then-contemporaneous written records.

Leah, on behalf of myself and the entire GoDaddy Board, we are truly excited to have you join our team and help us make Go Daddy Go!

Our quarterly Board and Committee meetings are held either in Scottsdale, AZ, the Bay area or Kirkland, WA; our next Board meeting is scheduled for 9:00 am PT on Thursday, March 5 in Palo Alto at the offices of our corporate counsel, Wilson Sonsini. We are also working on a Board dinner for the evening of March 4, also in the Palo Alto area; details will be forthcoming.

Please do not hesitate to contact me with any questions you may have. Leah, we look forward to receiving your acceptance of this offer, and more importantly, to seeing you soon!

Sincerely,

Nima Jacobs Kelly
Chief Legal Officer

I hereby accept the terms and conditions set forth in this letter.

/s/ Leah Sweet
Leah Sweet
February 7, 2020
Date

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